UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 20, 2017

INOVIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

660 W. Germantown Pike, Suite 110 Plymouth Meeting, Pennsylvania	19462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 440-4200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2017, George W. Bickerstaff III was appointed as a director of our company effective March 21, 2017. Mr. Bickerstaff is an internationally recognized expert in finance, healthcare and information technology. Mr. Bickerstaff is currently a partner and the managing director of M.M. Dillon & Co., a healthcare and technology investment bank that he co-founded in 2005. In this role, he has advised dozens of companies on business strategy and financial and capital market issues. He has served Novartis Pharma AG as its chief financial officer from 2000 to 2005 and held senior financial positions at IMS Health from 1989 to 1997 and previously held financial positions with Dun & Bradstreet and General Electric. He currently serves as a member of the boards of directors of the following companies: ARIAD Pharmaceuticals, Inc. (NasdaqGS: ARIA); Cardax, Inc. (OTCQB: CDXI); and CareDx, Inc. (NASDAQ: CDNA). He holds a B.S. in Engineering and B.A. in Business Administration from Rutgers University and continued his executive education at Harvard Business School.

On March 21, 2015, Mr. Bickerstaff was granted an option to purchase 20,000 shares of our common stock at an exercise price of $5.86 per share and restricted stock units representing 12,270 shares of our common stock. Mr. Bickerstaff will also receive the same cash and equity compensation that is paid to our other outside directors for their service as directors and as members of our board.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release dated March 21, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

By:	/s/ Peter Kies
Peter Kies,
Chief Financial Officer

Date: March 24, 2017